Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:
Melissa Brotz
(847) 935-3456

Jonathon Hamilton
(847) 935-8646

Investors:
John Thomas
(847) 938-2655

Larry Peepo
(847) 935-6722

ABBOTT TO SELL ITS CORE LABORATORY
DIAGNOSTICS BUSINESS, INCLUDING POINT OF
CARE, TO GE FOR $8.13 BILLION

Abbott’s Molecular Diagnostics and Diabetes Care Businesses to Remain Part of Abbott’s Broad-Based Portfolio

ABBOTT PARK, Ill., Jan.18, 2007 — Abbott today announced that it will sell its core laboratory diagnostics business included in the Abbott Diagnostics Division and Abbott Point of Care (formerly known as i-STAT) to GE for $8.13 billion in cash, resulting in approximately $6 billion in after-tax proceeds.  Abbott’s Molecular Diagnostics and Diabetes Care (glucose monitoring) businesses are not part of the transaction and will remain part of Abbott.

Over the past several years, Abbott has made a number of acquisitions and completed other strategic actions that have transformed the company and positioned it for higher growth by strengthening the mix of its medical and pharmaceutical portfolio toward innovation and technology-driven businesses in emerging therapeutic areas.  These include: Knoll Pharmaceuticals in 2001, TheraSense (blood glucose monitoring) in 2004, and Guidant’s vascular business and Kos Pharmaceuticals (a leader in lipid management medicines), both in 2006.  Additionally, Abbott spun off its hospital products business into a separate NYSE-traded company named Hospira in 2004.

“The laboratory diagnostics market has changed considerably in the last decade.  Innovation in this segment will be increasingly driven by automation, system integration and a host of skills that GE can offer,” said Miles D. White, chairman and chief executive officer, Abbott.  “As part of GE, Abbott’s core diagnostics and point-of-care businesses will be powerfully positioned to sustain and extend their market success.”

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The sale of Abbott’s core laboratory diagnostics business to GE is expected to close in the first half of 2007 and is subject to customary closing conditions, including regulatory approvals.

The transaction is expected to be neutral to Abbott earnings per share in 2007, excluding specified items, and accretive thereafter.

Abbott will conduct a special conference call with the investment community and the media today at 5 p.m. Central time (6 p.m. Eastern time) to provide an overview of the transaction.  The live webcast will be accessible through Abbott’s Investor Relations Web site at www.abbottinvestor.com.  An archived edition of the call will be available after 8 p.m. Central time (9 p.m. Eastern time).

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 65,000 people and markets its products in more than 130 countries.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” and Exhibit 99.1 to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2005, and in Item 1A, “Risk Factors,” to our Quarterly Report on Securities and Exchange Commission Form 10-Q for the period ended March 31, 2006, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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